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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


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
[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
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                            TALLEY INDUSTRIES, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                            [TALLEY INDUSTRIES LOGO]

                                                  [TALLEY INDUSTRIES LETTERHEAD]

                                                                  April 23, 1997

                                   ATTENTION

Dear Talley Stockholder:

You will by now have received the Company's proxy material in connection with the upcoming annual general meeting of Talley stockholders. You may also have received a proxy statement from Saad Alissa and his fellow dissident stockholders, who have put forward several proposals and a slate of two of their own nominees as Talley directors. YOUR MANAGEMENT AND BOARD URGE YOU TO VOTE FOR YOUR CONTINUING DIRECTORS AND AGAINST THESE PROPOSALS.

You should not be misled by Mr. Alissa's self-serving statements. We believe that you understand the difference between good judgment and 20/20 hindsight. Much of Mr. Alissa's complaints relate to the difficulties Talley unquestionably faced in the late 1980's and early 1990's -- before Mr. Alissa had acquired even one share of Talley stock.

Until the TRW litigation was resolved in 1996 and we were able to restore our balance sheet, we were not in a position to re-evaluate our portfolio of businesses or to pursue promising new opportunities. With the accomplishments of the past year, we have been able to undertake several important initiatives.

- We are consolidating around our strengths. Within the past month alone, we sold our Canadian steel operations and agreed in principle to form an alliance with General Motors' Delphi Automotive Systems to develop and manufacture advanced technology automotive airbag inflators.

- We have retained an experienced, independent financial adviser. After a thorough review of several firms, we hired J.P. Morgan Securities Inc. to assist us in evaluating our strategic financial alternatives.

In sum, management is doing precisely what it should be doing; paying down debt and improving the balance sheet; divesting non-core businesses and focusing on growth opportunities.

While management has accomplished these positive results for the stockholders, what steps has Alissa proposed?

- Mr. Alissa claims he "suggested actions to enhance shareholder value." We know of no specific proposals, except a stock buy-back proposal that would have put all the Company's debt into default or would have required liquidation of virtually all of the Company's businesses on a fire sale basis. That doesn't enhance shareholder value; Mr. Alissa's proposal would have, in our view, destroyed value.
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-   He submitted a director nomination last year, but then didn't bother to show up at the annual meeting to present the nomination for a vote, as required by the Company's bylaws.

- He nominated three directors for this year's annual meeting, only to have one of those nominees withdraw from his group a week later. He has now dropped that director's replacement from his slate.

In our judgment, Mr. Alissa's actions -- or non-actions -- demonstrate that he and his cohorts are not the people to be entrusted with the businesses and assets of your Company.

Mr. Alissa would also have you believe that adoption of his group's proposals is in your interest. They are not, and we urge you to vote AGAINST the Alissa proposals. Here's why:

-   Talley's classified Board is in stockholders' interest.   We believe -- as
    do the almost 60 percent of the companies in the S&P 500 which also have a classified board -- that Talley's Board structure provides desirable continuity and stability, by ensuring that at all times a majority of the directors will be familiar with the Company's business and operations. Nor does this structure prevent stockholders from submitting several of their own nominees for stockholder consideration each year, as Mr. Alissa himself has done.

-   Talley's stockholder rights plan protects stockholders.   Last year, Mr.
    Alissa put forward to stockholders a similar proposal to eliminate the Company's rights plan. More than 60 percent of the Talley stockholders voting on the proposal voted against it. The Board adopted and extended the rights plan for the sole purpose of ensuring that the Company will not be held hostage to an unfair or coercive takeover attempt. The Board believes that Talley's rights plan, which is similar to the rights plans in place in more than half of the companies on the S&P 500, is an important shareholder protection, but equally, remains committed to not letting the rights plan stand in the way of a fair acquisition proposal that treats all stockholders equally.

- The provisions governing special stockholder meetings conserve Company resources. We do not believe that giving the power to call special meetings to a small minority of stockholders would, as Mr. Alissa contends, "restore a substantial degree of shareholder democracy." To the contrary, your Board believes that permitting special meetings to be called at the behest of a minority of 10 percent of the stockholders would leave the Company vulnerable to unnecessary meetings resulting in a significant waste of time and money for the Company. Each stockholder has the right, a right that Mr. Alissa has exercised both this year and last, to bring proposals before the annual general meeting of stockholders.

- The supermajority provisions ensure that all stockholders are treated equally. Mr. Alissa has proposed that stockholders recommend to the Board that it identify and eliminate provisions that "inhibit shareholder action". Your Board has, in fact, reviewed all of the relevant supermajority provisions and believes that the only "shareholder actions" they inhibit are those in which a majority shareholder could abuse the minority. The Board, therefore, continues to support these provisions designed solely to deter inequitable takeover attempts that would not treat all stockholders fairly and equally. These
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    provisions would not -- and are not intended to -- deter a takeover proposal made to all stockholders equally. Why, then, does Mr. Alissa want to eliminate these protections?

    Finally, we would note that the interests of Talley management are very much aligned with your interests. A significant portion of the annual compensation of Talley senior management is tied to the value of Talley common stock. It is therefore in our self-interest to maximize that value.

    We do not know what Mr. Alissa's goals are. But we do know our goal: to focus our energies and our resources on growing, high return opportunities in order to increase returns to ALL shareholders. We believe we have demonstrated that we can achieve this goal. If you share our objective, we urge you to vote FOR the Company's director nominees and AGAINST Mr. Alissa's proposals.

    At long last, after management's accomplishments in 1996, we have the opportunity to move Talley forward and build real value for all shareholders. Now is not the time to take chances on what in our view are Mr. Alissa's vague generalities, unworkable proposals and his risky and untested management.

    Sincerely,

    /s/ WILLIAM H. MALLENDER

    William H. Mallender
    Chairman of the Board
    Talley Industries, Inc.
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                             YOUR VOTE IS IMPORTANT

Regardless of how many shares you own, your vote is important.

- The Board urges you to DISCARD the blue proxy card recently sent to you by "SCREAM." A "Withhold Authority" vote on SCREAM's blue proxy is not a vote for Talley's nominees. To vote FOR your Company's nominees you must exercise a WHITE proxy card.

- If you are a registered stockholder or a participant in the Talley Savings Plus plan, simply sign, date and mail the enclosed WHITE proxy card in the postage paid envelope provided.

- If your shares are held in the name of a bank or broker, only that bank or broker can vote your shares upon receipt of your specific instructions. Please call your bank or broker and instruct your representative to vote your shares for management's nominees and against Alissa's proposals.

- If you have already voted a proxy card solicited by "SCREAM", you have every legal right to change your vote by signing, dating and mailing the enclosed WHITE proxy card in the postage paid envelope provided. Only your latest dated proxy card will be counted.

- The Board of Directors recommends that you vote FOR management's slate of Directors and AGAINST Alissa's proposals on the enclosed WHITE proxy card.

If you have any questions, or require assistance in voting your shares, please call our proxy solicitors:

                                          Kissel-Blake Inc.
                                          110 Wall Street
                                          New York, New York 10005
                                          Toll Free: 800-554-7733
                                          Banks and Brokers call: (212) 344-6733